Exhibit 5.1

March 25, 2013

RGC Resources, Inc.

519 Kimball Avenue, N.E.

Roanoke, Virginia 24016

RE: Registration Statement on Form S-8

Gentlemen:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), on behalf of RGC Resources, Inc. (the “Company”), relating to the additional 100,000 common shares of the Company, $5.00 par value, to be offered pursuant to the Amended and Restated Restricted Stock Plan for Outside Directors of RGC Resources, Inc. (the “Plan”).

We have examined copies, certified or otherwise identified to our satisfaction, of the Plan and such corporate records and other documents as we have considered necessary or appropriate for the purposes of this opinion and have made such inquiries of officers and representatives of the Company as to factual matters as we have considered relevant and necessary as a basis for this opinion. Based on the foregoing, we are of the opinion that the Plan’s common shares have been validly authorized and, when issued or sold in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are persons whose consent is to be filed with the Registration Statement under the provisions of the Securities Act.

Very truly yours,

/s/ Woods Rogers PLC